EXHIBIT 5

                       Cahill Gordon & Reindel
                            80 Pine Street
                       New York, New York 10005


                                                May 19, 1995



                                                             (212) 701-3000

Varity Corporation
672 Delaware Avenue
Buffalo, New York  14209

                 Re:  Varity Corporation
                       Form S-8 Registration Statement

Dear Sirs:

            We have examined a copy of the registration statement on Form S-8 (the "Registration Statement") filed by Varity Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended, of 10,500 shares of common stock, $.01 par value (the "Common Stock"), of the Company, which are issuable pursuant to a stock option (the "Option") granted pursuant to the Stock Option Agreement between the Company and Robert M. Mehalso (the "Stock Option Agreement").

            We advise you that, in our opinion, upon the issuance of Common Stock pursuant to the Option in accordance with the terms of the Stock Option Agreement, and upon payment to the Company of the price for such Common Stock in accordance with the terms of the Stock Option Agreement, the shares of Common Stock so issued will be legally issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations thereunder.

                                          Very truly yours,

                                          /s/ Cahill Gordon & Reindel